Exhibit 10.22

SEPARATION AGREEMENT, GENERAL RELEASE, AND WAIVER OF RIGHTS

This SEPARATION AGREEMENT, GENERAL RELEASE, AND WAIVER OF RIGHTS (“Agreement”) is entered into between Tyson Macdonald residing at 4 Springbriar Lane, Baltimore, Maryland 21208 (“Employee”), and High Street Capital Partners Service Company, LLC, and any of its parents, subsidiaries, affiliates, divisions or successors, including but not limited to High Street Capital Partners, LLC and Acreage Holdings, Inc., as well as their present, former and future officers, directors, members, shareholders, employees and agents, in both their individual and representative capacities (collectively, the “Company”). The Employee and the Company may be referred to collectively as “Parties.”

1.      Termination of Employment. Employee’s employment with the Company will terminate and end for all purposes on March 9, 2020 (the “Separation Date”). As of the Separation Date, Employee will no longer receive any salary, monies or benefits of any kind either from the Company, or from anyone else because of Employee’s employment with the Company before the Separation Date, except as expressly provided in this Agreement.

2.        Final Paycheck and Special Consideration.

A.      Employee will receive a final direct deposit with the bank account on file with Justworks on February 28, 2020 for pay up to and including the Separation Date, which Employee agrees is all that will be due and owing to Employee on and as of the Separation Date, except as expressly provided in this Agreement. Employee understands and agrees that the final paycheck is made in complete satisfaction of any and all claims for accrued wages, salary, bonus, profit sharing, commissions, overtime premiums, vacation pay, holiday pay and any other pay and leave of any kind to which Employee is or may be entitled.

B.       In connection with the termination of Employee’s employment and in return for Employee's waiver of rights against the Company and Employee signing this Agreement and it becoming effective (without being revoked pursuant to this Agreement), together with other representations and covenants in this Agreement, the Company agrees as follows, which Employee expressly agrees is adequate and sufficient consideration:

(i)	Special Separation Payment. The Company shall pay Employee a special separation payment in the gross amount of $300,000 (“Special Separation Payment”), less all applicable deductions, which shall be payable in twenty-six equal installments on each of the Company’s regular bi-weekly pay days, beginning with the first pay day after the Effective Date of this Agreement. Employee understands and agrees that this Special Separation Payment is monetary consideration to which Employee would not otherwise be entitled if Employee did not sign this Agreement and it did not become effective.

(ii)	COBRA Premium. Provided that Employee timely elects COBRA, the Company shall pay Employee’s portion of the cost of the COBRA premium in the gross amount of $28,814.76 (“COBRA Premium Payment”), less all applicable deductions, which shall be payable in twenty-six equal installments on each of the Company’s regular by-weekly pay days, beginning with the first pay day after the Effective Date of this Agreement. Employee further understands and agrees that this COBRA Premium Payment is monetary consideration to which Employee would not otherwise be entitled if Employee did not sign this Agreement and it did not become effective.

(iii)	Fringe Benefits Income Tax True-Up Payment. The Company agrees to remit income tax payments on Employee’s behalf to the IRS and the relevant state taxing authorities associated with Employee’s New York, New York corporate apartment rent, utilities, and his verified expenses related to travel between Maryland and New York, up to and including the Separation Date. This payment will be made on Employee’s behalf by no later than July 15, 2020, and Employee shall receive a statement from the Company reflecting such income tax payments remitted on his behalf.

(iv)	Waiver of Non-Compete. The Company agrees to consider, on a case-by-case basis, waivers of Employee’s non-competition obligations as set forth in his “Lock-Up and Incentive Agreement” dated June 27, 2019, such waivers to be granted in the Company’s sole discretion.

3.                  Employee’s General Release and Waiver of Rights to Further Recovery. (A) As a condition of the Company’s willingness to enter into this Agreement, and in consideration for the agreements contained in this Agreement, Employee, with the intention of binding himself and each of his heirs, beneficiaries, trustees, administrators, executors, and assigns and legal representatives (collectively, the “Releasors”), hereby releases, waives and forever discharges (whether on an individual basis or as a member of a class/collective) the Company from, and hereby acknowledges full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement, occurrence or any other matter whatsoever that the Releasors ever had, now have or hereafter may have against the Company from the beginning of the world up to and including the date that Employee signs this Agreement.

Employee understands and agrees that the right to further recovery based upon claims which Employee is waiving include but are not limited to claims arising under federal, state or local laws prohibiting employment discrimination and claims growing out of any legal restrictions on the Company’s right to terminate its employees. Without limiting the generality of this or the foregoing paragraph, the Releasors hereby expressly release and forever discharge the Company from:

(i)	any and all claims relating to or arising from Employee’s prior employment with the Company, the terms and conditions of his employment with the Company, and the cessation of his employment with the Company;

(ii)	any and all claims under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under the Fair Labor Standards Act, New York State Labor Law, the New York Compilation of Codes, Rules and Regulations, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Family & Medical Leave Act, the Consolidated Omnibus Budget Reconciliation Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the New York State and New York City Human Rights Laws, the New York City Living Wage Law, the New York Corrections Law, the federal False Claims Act, the New York False Claims Act; and any similar state and local law, and the New York and federal Constitutions, and as such laws have been or may be amended;

(iii)	any and all claims for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974, as amended;

(iv)	any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, loss of consortium, invasion of privacy, negligence, breach of contract, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

(v)	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

(B)           Agreement Not To Sue Or Bring Certain Claims. Employee acknowledges and agrees that he is also giving up any right to sue or bring any claims released in Paragraph 3(A) against or involving the Company, or to become or remain a member of any collective group or class of persons seeking to bring any such claim(s) against the Company. This Agreement may be used by the Company as a full and complete defense to any such claim(s), or to dismiss or enjoin any such proceeding involving any such claim(s) instituted or maintained by Employee.

(C)          Claims That May Be Brought Notwithstanding Agreement. No provision of this Agreement should be read to prevent Employee from: (1) enforcing the terms of this Agreement; and (2) filing claims arising for the first time after he executes this Agreement. In addition, nothing in this Agreement shall limit Employee’s right, where applicable, to file or participate in any non-legally waivable claim or investigative proceeding with any federal, state, or local governmental agency, including filing a charge with the United States Equal Employment Opportunity Commission, New York State Division of Human Rights, New York City Commission on Human Rights, National Labor Relations Board, or Securities and Exchange Commission. However, to the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover, accept, or retain any individual monetary relief or other individual remedies with respect to any matter covered by this Agreement.

4.        Company’s General Release of Claims. The Company releases and forever discharges Employee and his agents and legal representatives, from all claims, liabilities, obligations, and/or causes of action of every kind, nature, and character, known or unknown, suspected and unsuspected, disclosed and undisclosed that the Company may now have, or has ever had, against Employee, up to and including the execution date of this Amendment. This Release does not include and will not preclude any claims or causes of action related to claims, actions, or rights arising under or to enforce the terms of this Agreement.

5.       Non-Disclosure/Confidentiality.

A.     This Agreement. Employee shall not disclose the negotiations, subject matter, or terms of this Agreement (collectively, “Confidential Information”). Notwithstanding the previous sentence, Employee may disclose Confidential Information: (i) To Employee’s own legal, financial, tax advisor(s) and treating medical professionals; (ii) To Employee’s own immediate family, provided that Employee’s immediate family agree to be bound by this confidentiality provision and that Employee shall be responsible for any failure to abide by this confidentiality provision; (iii) To taxing authorities or in response to a lawfully-issued subpoena, notice, or court order, provided that Employee provide written notice to the Company within two business days of receiving any such subpoena, notice, or order; or (iv) As necessary to enforce the terms of this Agreement.

B.       Non-Disclosure Agreement. Employee acknowledges and agrees that he is a party to a certain “Non-Disclosure Agreement” that he signed and entered into as of January 3, 2017 (“NDA”). Employee expressly acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, all terms and conditions in the NDA shall remain in full force and effect, and that Employee shall continue to abide by all such terms and conditions.

6.        Return of Documents and Property/Exit Interview. Employee represents and warrants that, as of the Separation Date, he has returned all items, materials and documents created or used by Employee during and in the course of his employment with Company. The Parties acknowledge that such items, materials and documents to be returned include, but are not necessarily limited to, all electronic devices, thumb drives, cell phones, computers, passwords, account logons, and contact information; all pending documents, binders, and files; keys; and other Company documents.

7.        Non-Disparagement. Employee shall not directly or indirectly make any disparaging remarks, whether oral, written or on social media, and whether such remarks cause actual harm or not, about the Company. It is understood, however, that this Paragraph 6 shall not limit or restrict Employee from responding in good faith in response to a lawfully-issued subpoena, notice, or court order, provided that Employee provide written notice to the Company within two business days of receiving any such subpoena, notice, or order.

8.       Employee Representations and Covenants. As further and specific consideration for the Company’s covenants in this Agreement, Employee expressly represents and covenants:

(i)	That the Company does not owe Employee any wages or other compensation, payments, or monies of any kind or nature, other than as expressly provided in this Agreement, that Employee has been fully and accurately compensated for all hours worked and services provided during his employment with the Company, and that he does not claim that the Company violated or denied any wage and hour rights under the federal Fair Labor Standards Act, or any similar state or local law.

(ii)	That Employee has not initiated, filed, submitted, or made any claim, complaint, or charge with any court, agency, board, department, or other body or office with respect to his prior employment with the Company, the cessation of his employment with the Company, or any policies, practices or alleged acts or omissions involving the Company.

(iii)	That under the federal Family and Medical Leave Act, as amended, or any similar state or local law (collectively “FMLA”), Employee has received all leave required or requested, and currently does not, and in the past did not, have any claim for denial of such leave, and does not claim that the Company violated or denied rights under the FMLA or retaliated against him in any way for exercising any rights under the FMLA.

(iv)	That, with the exception of any pending claims for Workers’ Compensation benefits that have been submitted in writing to the Company prior to the Separation Date, Employee has not suffered any job-related injury for which he might be entitled to compensation or relief, such as an injury for which he might receive a Workers’ Compensation award in the future.

9.       Reference. Upon written request by Employee or a third-party for an employment reference, the Company shall provide only the following information to the requesting person: (i) Employee’s dates of employment; and (ii) Employee’s title/position with the Company as of the Separation Date. Employee expressly acknowledges and agrees that the release and waiver set forth in Paragraph 3 of this Agreement includes any and all claims made or that could be made relating to or arising out of any statements made or not made by the Company in accordance with this Paragraph 8.

10.      Prior Agreements. Employee agrees and acknowledges that Employee previously entered into certain agreements that are addressed as follows:

(i)	Restricted Stock Unit Award Agreement (7/10/19). Employee entered into a certain Restricted Stock Unit Award Agreement signed on or about July 10, 2019, and pursuant to the certain Lock-Up and Incentive Agreement dated June 27, 2019 (“Prior Agreement No. 1”), which granted 981,836 Restricted Stock Units (“RSUs”) pursuant to a certain vesting schedule. None of the RSUs have vested as of the Separation Date, and Employee acknowledges and agrees that any and all other claims, rights and privileges under Prior Agreement No. 1 are hereby waived, forfeited, and extinguished as of the Separation Date, and Employee shall have no further claims, rights and/or privileges under Prior Agreement No. 1.

(ii)	Restricted Stock Unit Award Agreement (8/28/19). Employee entered into a certain Restricted Stock Unit Award Agreement signed on or about August 28, 2019, and pursuant to the certain Omnibus Incentive Plan dated November 14, 2018 (“Prior Agreement No. 2”), which granted 41,518 RSUs pursuant to a certain vesting schedule. Employee acknowledges and agrees that, of those, 18,133 RSUs have vested as of the Separation Date, subject to all other terms and conditions in the Prior Agreement No. 2, and that any and all other claims, rights and privileges with respect to RSUs that are not vested as of the Separation Date are hereby waived, forfeited, and extinguished as of the Separation Date, and Employee shall have no further claims, rights and/or privileges to such other unvested RSUs under Prior Agreement No. 2.

(iii)	Restricted Stock Unit Award Agreement (Undated). Employee entered into a certain undated Restricted Stock Unit Award Agreement, and pursuant to the certain Omnibus Incentive Plan dated November 14, 2018 (“Prior Agreement No. 3”), which granted 97,500 RSUs pursuant to a certain vesting schedule. Employee acknowledges and agrees that, of those, 85,312 RSUs have vested as of the Separation Date, subject to all other terms and conditions in the Prior Agreement No. 3, and that any and all other claims, rights and privileges with respect to RSUs that are not vested as of the Separation Date are hereby waived, forfeited, and extinguished as of the Separation Date, and Employee shall have no further claims, rights and/or privileges to such other unvested RSUs under Prior Agreement No. 3.

(iv)	Restricted Stock Unit Award Agreement (3/13/19). Employee entered into a certain Restricted Stock Unit Award Agreement signed on or about November 13, 2019, and pursuant to the certain Omnibus Incentive Plan dated November 14, 2018 (“Prior Agreement No. 4”), which granted 52,500 RSUs pursuant to a certain vesting schedule. Employee acknowledges and agrees that, of those, 45,937 RSUs have vested as of the Separation Date, subject to all other terms and conditions in the Prior Agreement No. 4, and that any and all other claims, rights and privileges with respect to RSUs that are not vested as of the Separation Date are hereby waived, forfeited, and extinguished as of the Separation Date, and Employee shall have no further claims, rights and/or privileges to such other unvested RSUs under Prior Agreement No. 4.

(v)	Option Award Agreement (11/14/18). Employee entered into a certain Option Award Agreement signed on or about November 14, 2018, and pursuant to the certain Omnibus Incentive Plan dated November 14, 2018 (“Prior Agreement No. 5”), which granted 125,000 options pursuant to a certain vesting schedule. Employee acknowledges and agrees that, of those, 52,083 options have vested as of the Separation Date, subject to all other terms and conditions in the Prior Agreement No. 5, and that any and all other claims, rights and privileges with respect to options that are not vested as of the Separation Date are hereby waived, forfeited, and extinguished as of the Separation Date, and Employee shall have no further claims, rights and/or privileges to such other unvested options under Prior Agreement No. 5.

11.      Limited Restricted Covenant. During the Restricted Period, Employee shall not: (i) work at, work for, be employed by, provide services to, engage with, or assist in any way, whether or not for remuneration, recognition, or reward, any person, corporation, organization, or business entity (whether any of those are for profit) that cultivates, produces, sells, or intends to cultivate, produce, or sell, cannabis or cannabis-derived products anywhere in any jurisdiction in which the Company has operations; and (ii) on behalf of himself or another, either directly or indirectly, solicit, hire, or work with any person who is an employee of the Company as of the Separation Date, or who was an employee of the Company within six months after the Separation Date. For purposes of this Agreement, the term “Restricted Period” shall mean the period during which Employee is receiving the Special Separation Payment and the COBRA Premium Payment under this Agreement.

12.      Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and IRS notices thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement would cause Employee to incur any additional tax or interest under Section 409A, the Employee shall be liable for any additional tax, penalty or interest under Section 409A and the Company shall have no liability for any such tax, penalty or interest.

(i)	If any payment, compensation or other benefit provided to Employee under this Agreement in connection with Employee’s “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is a specified Employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six months plus one day after the date of termination or, if earlier, ten (10) business days following Employee’s death (the “New Payment Date”). The aggregate of any payments and benefits that otherwise would have been paid and/or provided to Employee during the period between the date of termination and the New Payment Date shall be paid to Employee in a lump sum on such New Payment Date. Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits, Employee shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date and the Company shall pay Employee an amount equal to the amount of such premiums which otherwise would have been paid by the Company during such period within ten (10) business days following its conclusion.

(ii)	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(iii)	All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee.. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv)	For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)	Notwithstanding any provision of this Agreement to the contrary, if any provision in the Agreement contravenes any regulations or guidance promulgated under Section 409A, or would cause any either the Company or the Employee to be subject to additional taxes, interest and/or penalties under Section 409A, such provision of this Agreement may be modified by the Company without notice and consent of Employee in any manner that the Company deems reasonable or necessary to avoid adverse consequences under Section 409A. In making such modifications the Company shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A.

13.      Entire Agreement. This Agreement sets forth the entire agreement between Employee and the Company, and supersedes any prior written, oral or implied agreements or representations between them as to the subject matter of this Agreement (except where expressly noted in this Agreement). This Agreement may only be amended by a written agreement signed by Employee and an authorized representative of the Company.

14.      Governing Law/Enforcement. This Agreement has been negotiated, executed, and entered into in the County of New York, State of New York, and shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws. In the event of a dispute arising out of or relating to this Agreement, any action or proceeding shall be brought exclusively in a state or federal court of competent jurisdiction in the County of New York, State of New York, and the Parties waive any and all objections or defenses based on personal jurisdiction, venue, and forum non conveniens. In the event the either party is successful in interpreting or enforcing any of the provisions of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs in any such action or proceeding.

15.      Non-Admission. The Parties recognize and acknowledge that the Company does not admit any liability, wrongdoing, or that it took any unlawful action with regard to Employee’s employment with or separation from the Company because it is entering into this Agreement.

16.      Savings Clause. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect or for any reason, the same shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. All provisions of this Agreement shall be enforced to the greatest extent possible and lawful.

17.      Notice. Except as may otherwise be set forth in this Agreement, any notice, request, authorization or other communication to be made under this Agreement shall be in writing and shall be deemed to have been duly given if mailed by overnight mail, or by registered or certified mail, return receipt requested, addressed to the respective address of each party set forth below, or to such other address as each of the Parties may designate by proper notice.

If to Employee:

Mr. Tyson Macdonald

4 Springbriar Lane_____

Baltimore, Maryland 21208

If to the Company:

James A. Doherty, III, Esq.

366 Madison Ave., 11th Floor

New York, NY 10017____

18.     Free and Voluntary Act. In accordance with the federal Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act, Employee expressly acknowledges and agrees:

(a)	This letter is written in terms that Employee fully understands.

(b)	Through this Agreement, Employee is specifically releasing rights and claims under the ADEA.

(c)	Employee is not waiving any rights or claims that may arise after Employee signs this Agreement.

(d)	Employee’s release and waiver of claims in this Agreement is in exchange for consideration to which Employee would not otherwise be entitled to receive, and that Employee would not have received, unless Employee signed this letter and it became effective.

(e)	Employee has been advised to consult with an attorney of Employee’s own choosing prior to entering into this Agreement, and Employee has had an opportunity to do so if Employee so chose.

(f)	Employee had at least 21 consecutive days from receipt of this letter to decide whether or not to enter into this Agreement. Employee further acknowledges that Employee may sign this Agreement at any time prior to the expiration of the 21-consecutive-day period, and acknowledges that, if Employee does so, Employee does so completely voluntarily.

(g)

Employee has 7 consecutive days after Employee signs this Agreement to revoke this Agreement. To revoke Agreement after it is signed, Employee must submit a written letter of revocation, signed by Employee, either by personal delivery for which Employee receives a written receipt, or by overnight or certified mail (return receipt requested) to the Company at the address set forth in Paragraph 15 of this Agreement. To be effective, such signed, written letter of revocation must be received by the Company on or before 5:00 p.m. ET on the 7th consecutive day after Employee signs this Agreement. This Agreement shall become effective on the 8th consecutive day after Employee signs this Agreement and provides an original, signed Agreement to the Company, provided that Employee did not earlier revoke this Agreement in accordance with this Paragraph 16 ("Effective Date").

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

TYSON MACDONALD	HIGH STREET CAPITAL PARTNERS SERVICE COMPANY, LLC

By:

Dated: April 13, 2020	Name:	Robert J. Daino
	Title:	Chief Operating Officer
	Dated:	April 13, 2020

10